                                                                      Exhibit 99

March 25, 2002

United States Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

Pursuant to the Temporary Final Rule and Final Rule: Requirements for Arthur Andersen LLP Auditing Clients effective as of March 18, 2002, Allin Corporation states that Arthur Andersen LLP has made the following representations concerning its audit of the consolidated balance sheets of Allin Corporation as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. Arthur Andersen LLP has represented that the audit was subject to their quality control system for the United States accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen LLP to conduct the relevant portions of the audit.

Sincerely,


/s/ Dean C. Praskach
--------------------
Dean C. Praskach
----------------
Chief Financial Officer (Principal Financial and Accounting Officer)
--------------------------------------------------------------------